Exhibit 99.1
Aptar Reports Second Quarter 2022 Results

Crystal Lake, Illinois, July 28, 2022 -- AptarGroup, Inc. (NYSE:ATR), a global leader in drug delivery, consumer product dispensing and active material science solutions and services, today reported net income of $64 million for the quarter ended June 30, 2022, a 15% increase over the prior year. Reported sales grew 4% and core sales increased by 10% over the prior year.
“Aptar delivered a strong quarter, remaining resilient while navigating a very dynamic and uncertain environment. As we look to the year ahead, we will remain focused on pricing initiatives to help offset continued rising input costs, managing our expenses and prudently allocating our capital by investing in services and product lines that drive shareholder return over the long term,” said Stephan B. Tanda, President and CEO, Aptar.
Second Quarter 2022 Summary
•Reported sales grew 4% and net income increased 15% to $64 million
•Core sales increased 10% and adjusted EBITDA increased 8% to $160 million
•Reported earnings per share increased 17% to $0.95 compared to $0.81 in the prior year
•Adjusted earnings per share increased 13% to $0.96 compared to $0.85 in the prior year (including comparable exchange rates)
•Each segment achieved sales growth through improved volume as well as increased pricing, with Pharma and Beauty + Home segments reaching double-digit core sales growth
Second Quarter Results
For the quarter ended June 30, 2022, reported sales increased 4% to $845 million compared to $811 million in the prior year. Core sales, excluding the impact from changes in currency exchange rates and acquisitions, increased 10%.

Second Quarter Segment Sales Analysis (Change Over Prior Year)
	Pharma	Beauty + Home	Food + Beverage	Total AptarGroup
Core Sales Growth	12%	10%	8%	10%
Acquisitions	1%	0%	0%	0%
Currency Effects (1)	(8%)	(7%)	(2%)	(6%)
Total Reported Sales Growth	5%	3%	6%	4%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.
Aptar’s Pharma segment achieved double-digit core sales growth due to increased volumes across each end market. Demand for nasal devices for allergic rhinitis treatments, emergency medicines and decongestants principally drove the growth in the prescription drug and consumer health care markets. Sales of Aptar’s elastomer components for injected medicines remained strong across multiple uses, including biologics.
Aptar’s Beauty + Home segment grew through pricing initiatives as well as increased volume in the beauty and personal care markets. Several categories previously under pressure due to the pandemic showed recovery during the quarter, including fragrance, facial skincare, haircare and sunscreens.
Growth in Aptar’s Food + Beverage segment was driven primarily by pricing, with volumes in the food market softening, especially in North America, after a period of strong growth. Volumes in the beverage market increased as demand recovered in the quarter.

Aptar reported second quarter earnings per share of $0.95, an increase of 17%, compared to $0.81 during the same period a year ago. Second quarter adjusted earnings per share, excluding restructuring charges, acquisition costs and the unrealized loss on an equity investment, were $0.96, an increase of 13%, compared to $0.85 in the prior year, including comparable exchange rates. The prior year’s adjusted earnings included an effective tax rate of 25% (approximately $0.04 cents per share impact compared to the current period effective tax rate of 29%).
Year-to-Date Results
For the six months ended June 30, 2022, reported sales increased 6% to $1.69 billion compared to $1.59 billion in the prior year. Core sales, excluding the impact from changes in currency exchange rates and acquisitions, increased 11%.

Six Months Year-To-Date Segment Sales Analysis (Change Over Prior Year)
	Pharma	Beauty + Home	Food + Beverage	Total AptarGroup
Core Sales Growth	13%	10%	13%	11%
Acquisitions	1%	0%	0%	0%
Currency Effects (1)	(7)%	(5)%	(2)%	(5)%
Total Reported Sales Growth	7%	5%	11%	6%
(1) - Currency effects are approximated by translating last year's amounts at this year's foreign exchange rates.

For the six months ended June 30, 2022, Aptar’s reported earnings per share were $1.88, a decrease of 8%, compared to $2.05 reported a year ago. Current year adjusted earnings per share, excluding restructuring charges, acquisition costs and the unrealized gains or losses on an equity investment, were $1.92 and increased 2% from prior year adjusted earnings per share of $1.89, including comparable exchange rates. The prior year’s adjusted earnings included an effective tax rate of 20% (approximately $0.19 cents per share impact compared to current period effective tax rate of 28%).
Outlook
Regarding Aptar’s third quarter outlook, Tanda stated, “We are recovering nicely in the critical markets that had previously been impacted by the pandemic, including our Pharma segment’s prescription drug and consumer health care markets which are expected to continue strong momentum in the coming quarter. At the same time, we are operating in an uncertain environment, which continues to be affected by rising inflation, the ongoing war in Ukraine, supply chain disruptions, and a very tight U.S. labor market. In addition, the stronger dollar is expected to continue to have an impact on our results. We believe we are well positioned to navigate a potential economic downturn due to the strength of our balance sheet, our disciplined approach to capital management and our broad portfolio of innovative solutions that serve multiple essential markets.”
Aptar expects earnings per share for the third quarter of 2022, excluding any restructuring expenses, changes in the fair value of equity investments and acquisition costs, to be in the range of $0.90 to $1.00. This guidance is based on an effective tax rate range of 28% to 30% which compares to an effective tax rate of 28% on prior year adjusted earnings. The midpoint of this guidance range represents a 10% increase over the prior year third quarter adjusted earnings per share when currency translation effects are equalized. The earnings per share guidance range was based on a Euro/US$ exchange rate of 1.02 and the spot rates at the end of June for all other currencies. Our currency exchange rate assumptions equate to an approximately $0.08 per share headwind when compared to the prior year third quarter earnings.
Cash Dividends and Share Repurchases
As previously announced, Aptar’s Board of Directors declared a quarterly cash dividend of $0.38 per share. The payment date is August 17, 2022, to stockholders of record as of July 27, 2022. During the second quarter, Aptar repurchased 348 thousand shares for approximately $37 million, leaving $147 million authorized for common stock repurchases at the end of the second quarter. Aptar may repurchase shares through the open market, privately negotiated transactions or other programs, subject to market conditions.

Open Conference Call
There will be a conference call held on Friday, July 29, 2022 at 8:00 a.m. Central Time to discuss the Company’s second quarter results for 2022. The call will last approximately one hour. Interested parties are invited to listen to a live webcast by visiting the Investor Relations page at www.aptar.com. Replay of the conference call can also be accessed for a limited time on the Investor Relations page of the website.
About Aptar
Aptar is a global leader in the design and manufacturing of a broad range of drug delivery, consumer product dispensing and active material science solutions and services. Aptar’s innovative solutions and services serve a variety of end markets including pharmaceutical, beauty, personal care, home care, food and beverage. Using insights, proprietary design, engineering and science to create dispensing, dosing and protective technologies for many of the world’s leading brands, Aptar in turn makes a meaningful difference in the lives, looks, health and homes of millions of patients and consumers around the world. Aptar is headquartered in Crystal Lake, Illinois and has 13,000 dedicated employees in 20 countries. For more information, visit www.aptar.com.
Presentation of Non-GAAP Information
This press release refers to certain non-GAAP financial measures, including current year adjusted earnings per share and adjusted EBITDA, which exclude the impact of business transformation charges (restructuring initiatives), acquisition-related costs, certain purchase accounting adjustments related to acquisitions and investments and net unrealized investment gains and losses related to observable market price changes on equity securities. Core sales and adjusted earnings per share also neutralize the impact of foreign currency translation effects when comparing current results to the prior year. Non-GAAP financial measures may not be comparable to similarly titled non-GAAP financial measures provided by other companies. Aptar’s management believes these non-GAAP financial measures provide useful information to our investors because they allow for a better period over period comparison of operating results by removing the impact of items that, in management’s view, do not reflect Aptar’s core operating performance. These non-GAAP financial measures also provide investors with certain information used by Aptar’s management when making financial and operational decisions. Free cash flow is calculated as cash provided by operating activities less capital expenditures plus proceeds from government grants related to capital expenditures. We use free cash flow to measure cash flow generated by operations that is available for dividends, share repurchases, acquisitions and debt repayment. We believe that it is meaningful to investors in evaluating our financial performance and measuring our ability to generate cash internally to fund our initiatives. These non-GAAP financial measures should not be considered in isolation or as a substitute for GAAP financial results but should be read in conjunction with the unaudited condensed consolidated statements of income and other information presented herein. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is included in the accompanying tables. Our outlook is provided on a non-GAAP basis because certain reconciling items are dependent on future events that either cannot be controlled, such as exchange rates and changes in the fair value of equity investments, or reliably predicted because they are not part of the Company's routine activities, such as restructuring and acquisition costs.

This press release contains forward-looking statements, including certain statements set forth under the “Outlook” section of this press release. Words such as “expects,” “anticipates,” “believes,” “estimates,” “future,” “potential,” “continues” and other similar expressions or future or conditional verbs such as “will,” “should,” “would” and “could” are intended to identify such forward-looking statements. Forward-looking statements are made pursuant to the safe harbor provisions of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and are based on our beliefs as well as assumptions made by and information currently available to us. Accordingly, our actual results or other events may differ materially from those expressed or implied in such forward-looking statements due to known or unknown risks and uncertainties that exist in our operations and business environment including, but not limited to: geopolitical conflicts worldwide including the invasion of Ukraine by the Russian military and the resulting indirect impact on demand from our customers selling their products into these countries, as well as rising energy costs and certain supply chain disruptions; the impact of COVID-19 and its variants on our global supply chain and our global customers, employees and operations, which has elevated and will continue to elevate many of the risks and uncertainties discussed below; economic conditions worldwide, including inflationary conditions in the U.S. and potential deflationary or inflationary conditions in other regions we rely on for growth; the availability of direct labor workers and the increase in direct labor costs, especially in North America; our ability to preserve organizational culture and maintain employee productivity in the work-from-home environment caused by the current pandemic; the availability of raw materials and components (particularly from sole sourced suppliers) as well as the financial viability of these suppliers; fluctuations in the cost of materials, components, transportation cost as a result of supply chain disruptions and labor shortages, and other input costs (particularly resin, metal, anodization costs and energy costs); significant fluctuations in foreign currency exchange rates or our effective tax rate; the impact of tax reform legislation, changes in tax rates and other tax-related events or transactions that could impact our effective tax rate; financial conditions of customers and suppliers; consolidations within our customer or supplier bases; changes in customer and/or consumer spending levels; loss of one or more key accounts; our ability to successfully implement facility expansions and new facility projects; our ability to offset inflationary impacts with cost containment, productivity initiatives or price increases; changes in capital availability or cost, including interest rate fluctuations; volatility of global credit markets; our ability to identify potential new acquisitions and to successfully acquire and integrate such operations, including the successful integration of the businesses we have acquired, including contingent consideration valuation; our ability to build out acquired businesses and integrate the product/service offerings of the acquired entities into our existing product/service portfolio; direct or indirect consequences of acts of war, terrorism or social unrest; cybersecurity threats that could impact our networks and reporting systems; the impact of natural disasters and other weather-related occurrences; fiscal and monetary policies and other regulations; changes or difficulties in complying with government regulation; changing regulations or market conditions regarding environmental sustainability; work stoppages due to labor disputes; competition, including technological advances; our ability to protect and defend our intellectual property rights, as well as litigation involving intellectual property rights; the outcome of any legal proceeding that has been or may be instituted against us and others; our ability to meet future cash flow estimates to support our goodwill impairment testing; the demand for existing and new products; the success of our customers’ products, particularly in the pharmaceutical industry; our ability to manage worldwide customer launches of complex technical products, particularly in developing markets; difficulties in product development and uncertainties related to the timing or outcome of product development; significant product liability claims; and other risks associated with our operations.. For additional information on these and other risks and uncertainties, please see our filings with the Securities and Exchange Commission, including the discussion under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Form 10-K and Form 10-Qs. We undertake no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

Contacts
Investor Relations Contacts:
Matt DellaMaria
matt.dellamaria@aptar.com
815-479-5530
Mary Skafidas
mary.skafidas@aptar.com
Media Contact:
Katie Reardon
katie.reardon@aptar.com
815-479-5671

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(In Thousands, Except Per Share Data)
Consolidated Statements of Income

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net Sales	$844,543	$811,032	$1,689,475	$1,587,786
Cost of Sales (exclusive of depreciation and amortization shown below)	549,010	523,050	1,091,738	1,011,755
Selling, Research & Development and Administrative	135,382	140,913	280,923	275,261
Depreciation and Amortization	58,552	57,790	117,217	115,228
Restructuring Initiatives	428	4,876	719	8,548
Operating Income	101,171	84,403	198,878	176,994
Other Income (Expense):
Interest Expense	(11,982)	(7,175)	(20,912)	(14,590)
Interest Income	989	624	1,277	1,005
Net Investment (Loss) Gain	(483)	(1,611)	(1,733)	15,198
Equity in Results of Affiliates	(276)	81	(362)	(434)
Miscellaneous, net	52	(2,028)	(1,051)	(2,991)
Income before Income Taxes	89,471	74,294	176,097	175,182
Provision for Income Taxes	25,858	19,020	50,113	35,969
Net Income	$63,613	$55,274	$125,984	$139,213
Net Loss Attributable to Noncontrolling Interests	12	2	64	15
Net Income Attributable to AptarGroup, Inc.	$63,625	$55,276	$126,048	$139,228
Net Income Attributable to AptarGroup, Inc. per Common Share:
Basic	$0.97	$0.84	$1.92	$2.12
Diluted	$0.95	$0.81	$1.88	$2.05

Average Numbers of Shares Outstanding:
Basic	65,475	65,818	65,509	65,525
Diluted	66,900	68,086	66,969	67,869

AptarGroup, Inc.
Condensed Consolidated Financial Statements (Unaudited)
(continued)
($ In Thousands)
Consolidated Balance Sheets

	June 30, 2022	December 31, 2021
ASSETS

Cash and Equivalents	$240,474	$122,925
Short-term Investments	—	740
Total Cash and Equivalents, and Short-term Investments	240,474	123,665
Accounts and Notes Receivable, Net	703,000	671,350
Inventories	470,600	441,464
Prepaid and Other Current Assets	144,567	121,729
Total Current Assets	1,558,641	1,358,208
Property, Plant and Equipment, Net	1,256,992	1,275,877
Goodwill	936,107	974,157
Other Assets	506,370	533,122
Total Assets	$4,258,110	$4,141,364

LIABILITIES AND EQUITY

Short-Term Obligations	$70,286	$289,627
Accounts Payable, Accrued and Other Liabilities	751,746	692,865
Total Current Liabilities	822,032	982,492
Long-Term Obligations	1,271,752	907,024
Deferred Liabilities and Other	215,862	267,248
Total Liabilities	2,309,646	2,156,764

AptarGroup, Inc. Stockholders' Equity	1,934,111	1,969,407
Noncontrolling Interests in Subsidiaries	14,353	15,193
Total Equity	1,948,464	1,984,600

Total Liabilities and Equity	$4,258,110	$4,141,364

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Three Months Ended June 30, 2022

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$844,543	$340,231	$371,346	$132,966	$—	$—

Reported net income	$63,613
Reported income taxes	25,858
Reported income before income taxes	89,471	87,445	21,053	7,594	(15,628)	(10,993)
Adjustments:
Restructuring initiatives	428	—	420	8	—
Net unrealized investment loss	483	—	—	—	483
Adjusted earnings before income taxes	90,382	87,445	21,473	7,602	(15,145)	(10,993)
Interest expense	11,982					11,982
Interest income	(989)					(989)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	101,375	87,445	21,473	7,602	(15,145)	—
Depreciation and amortization	58,552	23,561	23,406	10,103	1,482
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$159,927	$111,006	$44,879	$17,705	$(13,663)	$—

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.9%	32.6%	12.1%	13.3%

	Three Months Ended June 30, 2021

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$811,032	$325,343	$360,246	$125,443	$—	$—

Reported net income	$55,274
Reported income taxes	19,020
Reported income before income taxes	74,294	81,806	12,122	9,691	(22,774)	(6,551)
Adjustments:
Restructuring initiatives	4,876	38	1,457	117	3,264
Net unrealized investment loss	1,611	—	—	—	1,611
Transaction costs related to acquisitions	2,434	2,434	—	—	—
Adjusted earnings before income taxes	83,215	84,278	13,579	9,808	(17,899)	(6,551)
Interest expense	7,175					7,175
Interest income	(624)					(624)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	89,766	84,278	13,579	9,808	(17,899)	—
Depreciation and amortization	57,790	21,701	24,331	9,818	1,940
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$147,556	$105,979	$37,910	$19,626	$(15,959)	$—

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.2%	32.6%	10.5%	15.6%

AptarGroup, Inc.
Reconciliation of Adjusted EBIT and Adjusted EBITDA to Net Income (Unaudited)
($ In Thousands)

	Six Months Ended June 30, 2022

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$1,689,475	$682,693	$739,545	$267,237	$—	$—

Reported net income	$125,984
Reported income taxes	50,113
Reported income before income taxes	176,097	179,651	36,734	16,567	(37,220)	(19,635)
Adjustments:
Restructuring initiatives	719	—	678	41	—
Net unrealized investment loss	2,574	—	—	—	2,574
Adjusted earnings before income taxes	179,390	179,651	37,412	16,608	(34,646)	(19,635)
Interest expense	20,912					20,912
Interest income	(1,277)					(1,277)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	199,025	179,651	37,412	16,608	(34,646)	—
Depreciation and amortization	117,217	46,907	46,965	20,332	3,013
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$316,242	$226,558	$84,377	$36,940	$(31,633)	$—

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.7%	33.2%	11.4%	13.8%

	Six Months Ended June 30, 2021

	Consolidated	Pharma	Beauty + Home	Food + Beverage	Corporate & Other	Net Interest
Net Sales	$1,587,786	$639,175	$707,192	$241,419	$—	$—

Reported net income	$139,213
Reported income taxes	35,969
Reported income before income taxes	175,182	169,476	21,810	19,701	(22,220)	(13,585)
Adjustments:
Restructuring initiatives	8,548	73	2,553	38	5,884
Net unrealized investment gain	(15,198)	—	—	—	(15,198)
Transaction costs related to acquisitions	2,434	2,434	—	—	—
Adjusted earnings before income taxes	170,966	171,983	24,363	19,739	(31,534)	(13,585)
Interest expense	14,590					14,590
Interest income	(1,005)					(1,005)
Adjusted earnings before net interest and taxes (Adjusted EBIT)	184,551	171,983	24,363	19,739	(31,534)	—
Depreciation and amortization	115,228	42,480	48,903	19,877	3,968	—
Adjusted earnings before net interest, taxes, depreciation and amortization (Adjusted EBITDA)	$299,779	$214,463	$73,266	$39,616	$(27,566)	$—

Adjusted EBITDA margins (Adjusted EBITDA / Reported Net Sales)	18.9%	33.6%	10.4%	16.4%

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Income before Income Taxes	$89,471	$74,294	$176,097	$175,182

Adjustments:
Restructuring initiatives	428	4,876	719	8,548
Net unrealized investment loss (gain)	483	1,611	2,574	(15,198)
Transaction costs related to acquisitions	—	2,434	—	2,434
Foreign currency effects (1)		(5,983)		(9,657)
Adjusted Earnings before Income Taxes	$90,382	$77,232	$179,390	$161,309

Provision for Income Taxes	$25,858	$19,020	$50,113	$35,969

Adjustments:
Restructuring initiatives	111	1,144	188	1,985
Net unrealized investment loss (gain)	119	370	631	(3,496)
Transaction costs related to acquisitions	—	442	—	442
Foreign currency effects (1)		(1,532)		(1,982)
Adjusted Provision for Income Taxes	$26,088	$19,444	$50,932	$32,918

Net Income Attributable to Noncontrolling Interests	$12	$2	$64	$15

Net Income Attributable to AptarGroup, Inc.	$63,625	$55,276	$126,048	$139,228

Adjustments:
Restructuring initiatives	317	3,732	531	6,563
Net unrealized investment loss (gain)	364	1,241	1,943	(11,702)
Transaction costs related to acquisitions	—	1,992	—	1,992
Foreign currency effects (1)		(4,451)		(7,675)
Adjusted Net Income Attributable to AptarGroup, Inc.	$64,306	$57,790	$128,522	$128,406

Average Number of Diluted Shares Outstanding	66,900	68,086	66,969	67,869

Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.95	$0.81	$1.88	$2.05

Adjustments:
Restructuring initiatives	—	0.05	0.01	0.10
Net unrealized investment loss (gain)	0.01	0.02	0.03	(0.17)
Transaction costs related to acquisitions	—	0.03	—	0.03
Foreign currency effects (1)		(0.06)		(0.12)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share	$0.96	$0.85	$1.92	$1.89
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using current period foreign currency exchange rates.

AptarGroup, Inc.
Reconciliation of Free Cash Flow to Net Cash Provided by Operations (Unaudited)
(In Thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net Cash Provided by Operations	$84,577	$103,396	$176,654	$175,581
Capital Expenditures	(74,204)	(73,155)	(147,262)	(137,039)
Proceeds from Government Grants	4,839	—	12,794	—
Free Cash Flow	$15,212	$30,241	$42,186	$38,542

AptarGroup, Inc.
Reconciliation of Adjusted Earnings Per Diluted Share (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ending September 30,
	Expected 2022	2021

Income before Income Taxes		$66,234

Adjustments:
Restructuring initiatives		10,223
Net unrealized investment loss		9,021
Transaction costs related to acquisitions		1,793
Foreign currency effects (1)		(7,385)
Adjusted Earnings before Income Taxes		$79,886

Provision for Income Taxes		$19,340

Adjustments:
Restructuring initiatives		2,351
Net unrealized investment loss		2,075
Transaction costs related to acquisitions		447
Foreign currency effects (1)		(2,156)
Adjusted Provision for Income Taxes		$22,057

Net Income Attributable to Noncontrolling Interests		$366

Net Income Attributable to AptarGroup, Inc.		$47,260

Adjustments:
Restructuring initiatives		7,872
Net unrealized investment loss		6,946
Transaction costs related to acquisitions		1,346
Foreign currency effects (1)		(5,229)
Adjusted Net Income Attributable to AptarGroup, Inc.		$58,195

Average Number of Diluted Shares Outstanding		67,801

Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)		$0.70

Adjustments:
Restructuring initiatives		0.12
Net unrealized investment loss		0.10
Transaction costs related to acquisitions		0.02
Foreign currency effects (1)		(0.08)
Adjusted Net Income Attributable to AptarGroup, Inc. Per Diluted Share (2)	$0.90 - $1.00	$0.86
(1) Foreign currency effects are approximations of the adjustment necessary to state the prior year earnings and earnings per share using a Euro/US$ exchange rate of 1.02 and the spot rates as of June 30, 2022 for all other applicable foreign currency exchange rates.
(2) AptarGroup’s expected earnings per share range for the third quarter of 2022, excluding any restructuring expenses, acquisition costs and changes in fair value of equity investments, is based on an effective tax rate range of 28% to 30%. This tax rate range compares to our third quarter of 2021 effective tax rate of 29% on reported and 28% on adjusted earnings per share.